EXHIBIT 4.3

POOLING AND SERVICING AGREEMENT

BETWEEN

CAPITAL AUTO RECEIVABLES LLC

AND

ALLY FINANCIAL INC.

DATED AS OF [            ], 20[    ]

i

SECTION 7.06	Costs and Expenses	23
SECTION 7.07	Confidential Information	23
SECTION 7.08	Headings	24
SECTION 7.09	Counterparts	24
SECTION 7.10	No Petition Covenant	24
SECTION 7.11	Limitations on Rights of Others	24
SECTION 7.12	Merger and Consolidation of the Seller, the Servicer or CARI	24
SECTION 7.13	Assignment	24

EXHIBIT A	Form of First Step [Initial] Receivables Assignment

[EXHIBIT B	Form of First Step Additional Receivables Assignment]

SCHEDULE A	Schedule of Receivables

APPENDIX A	Definitions, Rules of Construction and Notices

APPENDIX B	Additional Representations and Warranties

ii

THIS POOLING AND SERVICING AGREEMENT, dated as of [            ], 20[    ], between CAPITAL AUTO RECEIVABLES LLC, a Delaware limited liability company (“CARI”), and ALLY FINANCIAL INC., a Delaware corporation (“Ally Financial,” also herein referred to as the “Seller” in its capacity as seller of the Receivables and as the “Servicer” in its capacity as servicer of the Receivables).

WHEREAS, CARI desires to purchase on the date hereof [and from time to time hereafter a] portfolio[s] of automobile and light truck retail instalment sale contracts, direct purchase money loans and related rights owned by the Seller;

WHEREAS, the Seller is willing to sell on the date hereof [and from time to time hereafter] such contracts and related rights to CARI;

WHEREAS, CARI may wish to sell or otherwise transfer on the date hereof [and from time to time hereafter] such contracts and related rights, or interests therein, to a trust, corporation, partnership or other entity (any such entity being the “Issuing Entity”);

WHEREAS, the Issuing Entity may issue debentures, notes, participations, certificates of beneficial interest, partnership interests or other interests or securities (collectively, any such issued interests or securities being “Securities”) to fund its acquisition of such contracts and related rights;

WHEREAS, the Issuing Entity may wish to provide in the agreements pursuant to which it acquires its interest in such contracts and related rights and issues the Securities (the Second Step Receivables Assignment[s], the Trust Agreement, the Notes, the Certificates, the Trust Sale and Servicing Agreement and the Indenture being collectively the “Further Transfer and Servicing Agreements”) that the Servicer shall service such contracts;

WHEREAS, the Servicer is willing to service such contracts in accordance with the terms hereof for the benefit of CARI and, by its execution of the Further Transfer and Servicing Agreements, will be willing to service such contracts in accordance with the terms of such Further Transfer and Servicing Agreements for the benefit of the Issuing Entity and each other party identified or described herein or in the Further Transfer and Servicing Agreements as having an interest as owner, trustee, secured party, or holder of Securities (the Issuing Entity and all such parties under the Further Transfer and Servicing Agreements being “Interested Parties”) with respect to such contracts, and the proceeds thereof, as the interests of such parties may appear from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Certain capitalized terms used in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Pooling and Servicing Agreement as it may be amended, supplemented or modified from time to time, and all references herein to Articles and Sections are to Articles or Sections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

SECTION 1.02 Owner of a Receivable. For purposes of this Agreement, the “Owner” of a Receivable shall mean CARI until the sale, transfer, assignment or other conveyance of such Receivable by CARI pursuant to the terms of the applicable Further Transfer and Servicing Agreements, and thereafter shall mean the Issuing Entity; provided, however, that the Seller, the Servicer or CARI, as applicable, shall be the “Owner” of any Receivable from and after the time that such Person shall acquire such Receivable, whether pursuant to Section 3.08 or 5.04(a) of this Agreement, any provision of the Further Transfer and Servicing Agreements or otherwise.

ARTICLE II

PURCHASE AND SALE OF RECEIVABLES

SECTION 2.01 Purchase and Sale of Receivables.

(a) [Initial] Purchase. On the [Initial] Closing Date, subject to satisfaction of the conditions specified in Article VI and the First Step [Initial] Receivables Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer and Servicing Agreements, if any), the Seller shall sell, transfer, assign and otherwise convey to CARI, without recourse:

(i) all right, title and interest of the Seller in, to and under the [Initial] Receivables listed on the Schedule of [Initial] Receivables and all monies received thereon on and after the [Initial] Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle;

(ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the [Initial] Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Seller in any proceeds from recourse against Dealers on the [Initial] Receivables;

(v) all right, title and interest of the Seller in, to and under the First Step [Initial] Receivables Assignment;

(vi) [the right to purchase Additional Receivables during the Revolving Period at a price equal to the Aggregate Additional Receivables Principal Balance on each applicable Distribution Date;] [and]

(vii) [all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (vi) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.]

The property described in clauses (i) through (vii) above is referred to herein collectively as the “[Initial ]Purchased Property.”

(b) [Additional Purchases. On each Subsequent Closing Date, subject to the satisfaction of the conditions specified in Article VI and the First Step Additional Receivables Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer and Servicing Agreements, if any), the Seller shall sell, transfer, assign and otherwise convey to CARI, without recourse:]

(i) all right, title and interest of the Seller in, to and under the Additional Receivables listed on the Schedule of Additional Receivables for such Subsequent Closing Date and all monies received thereon on and after the related Subsequent Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle;

(ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the Additional Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Seller in any proceeds from recourse against Dealers on the Additional Receivables;

(v) all right, title and interest of the Seller in, to and under the related First Step Additional Receivables Assignment; and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

[The property described in clauses (i) through (vi) above is referred to herein collectively as the “Additional Purchased Property.” The Initial Purchased Property and the Additional Purchased Property are referred to herein collectively as the “Purchased Property.”]

(c) It is the intention of the Seller and CARI that the sale, transfer, assignment and other conveyances of the Receivables contemplated by this Agreement and the First Step Receivables Assignment shall constitute a sale of the Receivables from the Seller to CARI and the beneficial interest in and title to the Receivables shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.

(d) [Each] [The] sale, transfer, assignment and other conveyances of Receivables contemplated by this Agreement and the [related] First Step Receivables Assignment do not constitute and are not intended to result in the creation of or an assumption by CARI of any obligation of the Seller, the Servicer or any other Person to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

SECTION 2.02 Receivables Purchase Price.

(a) [Initial Purchase]. In consideration for the [Initial] Purchased Property, CARI shall, on the [Initial] Closing Date, pay to the Seller an amount equal to the Initial Aggregate Receivables Principal Balance in respect of the [Initial] Receivables and the Seller shall execute and deliver to CARI an assignment in the form attached hereto as Exhibit A (the “First Step [Initial] Receivables Assignment”). The Initial Aggregate Receivables Principal Balance is equal to $[        ]. A portion of the Initial Aggregate Receivables Principal Balance shall be paid to the Seller in immediately available funds and the balance of such purchase price shall be paid through one or both of (a) an increase in the amount owing from CARI to Seller under the Intercompany Advance Agreement (as a result of an advance made thereunder from Seller to CARI) and (b) an increase in Seller’s capital account in CARI (as a result of a deemed capital contribution from the Seller to CARI). The amount advanced under the Intercompany Advance Agreement and the amount of the deemed capital contribution shall be duly recorded by the Seller and CARI.

(b) [Additional Receivables. In consideration for the Additional Purchased Property, CARI shall, on each related Subsequent Closing Date, pay to the Seller an amount equal to the Aggregate Additional Receivables Principal Balance in respect of the Additional Receivables sold on such date and the Seller shall execute and deliver to CARI an assignment in the form attached hereto as Exhibit A (the “First Step Additional Receivables Assignment”). A portion of the Aggregate Additional Receivables Principal Balance shall be paid to the Seller in immediately available funds and the balance of such purchase shall be paid through one or both of (a) an increase in the amount owing from CARI to Seller under the Intercompany Advance Agreement (as a result of an advance made thereunder from Seller to CARI) and (b) an increase in Seller’s capital account in CARI (as a result of a deemed capital contribution from Seller to CARI). The amount advanced under the Intercompany Advance Agreement and the amount of the deemed capital contribution shall be duly recorded by the Seller and CARI. The First Step Initial Receivables Assignment and each First Step Additional Receivables Assignment are collectively referred to herein as the “First Step Receivables Assignments.”)]

SECTION 2.03 The Closing[s].

(a) [Initial Purchase]. The sale and purchase of the [Initial] Receivables shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the [Initial] Closing Date at a time mutually agreeable to the Seller and CARI, and will occur simultaneously with the closing of transactions contemplated by the Further Transfer and Servicing Agreements.

(b) [Additional Purchases. The sale and purchase of the Additional Receivables shall take place on the Subsequent Closing Dates at such locations and at such times as are mutually agreeable to the Seller and CARI, and will occur simultaneously with the closing of transactions contemplated by any Further Transfer and Servicing Agreement.]

SECTION 2.04 Custody of Receivable Files. In connection with the sale, transfer and assignment of the Receivables to CARI pursuant to this Agreement and the First Step Receivables Assignments, CARI, simultaneously with the execution and delivery of this Agreement, shall enter into the Custodian Agreement with the Custodian, pursuant to which CARI shall revocably appoint the Custodian, and the Custodian shall accept such appointment, to act as the agent of CARI as Custodian of the following documents or instruments which shall be constructively delivered to CARI with respect to each Receivable:

(a) the fully executed original of the instalment sale contract or direct purchase money loan, as applicable, for such Receivable;

(b) documents evidencing or related to any Insurance Policy;

(c) the original credit application of each Obligor, fully executed by each such Obligor on the Seller’s customary form, or on a form approved by the Seller, for such application;

(d) where permitted by law, the original certificate of title (when received) and otherwise such documents, if any, that the Seller keeps on file in accordance with its customary procedures indicating that the Financed Vehicle is owned by the Obligor and subject to the interest of the Seller as first lienholder or secured party; and

(e) any and all other documents that the Seller keeps on file in accordance with its customary procedures relating to the individual Receivable, Obligor or Financed Vehicle.

ARTICLE III

ADMINISTRATION AND SERVICING OF RECEIVABLES

SECTION 3.01 Duties of the Servicer.

(a) The Servicer is hereby appointed and authorized to act as agent for the Owner of the Receivables and in such capacity shall manage, service, administer and process collections on the Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable motor vehicle related receivables that it services for itself or others. The Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer with respect to the Receivables set forth herein and in the Further Transfer and Servicing Agreements.

(b) The Servicer’s duties shall include collection and posting of all payments, responding to inquiries of Obligors, investigating delinquencies, sending billing statements to Obligors, policing the collateral, including remarketing repossessed and returned Financed Vehicles, accounting for collections and furnishing monthly and annual statements to the Owner of any Receivables with respect to distributions, generating federal income tax information and performing the other duties specified herein. Subject to the provisions of Section 3.02 [(including the provisions regarding “Permitted Modifications” set forth therein) and the limitations set forth in Section 3.07(a)(iii)], the Servicer shall follow its customary standards, policies and procedures [and shall have full power and authority, acting alone, to do any and all things] in connection with such managing, servicing, administration and collection [as set forth herein][that it may deem necessary or desirable].

(c) [Without limiting the generality of the foregoing, the] Servicer is hereby authorized and empowered by the Owner of the Receivables, pursuant to this Section 3.01, to execute and deliver, on behalf of all Interested Parties, or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and the Financed Vehicles (including proceeds). The Servicer is hereby authorized to (i) commence, in its own name or in the name of the Owner of such Receivable a legal proceeding, whether through judicial process or (with respect to repossession of a Financed Vehicle) non-judicial process, (ii) participate in a voluntary or involuntary liquidation proceeding to enforce a Liquidating Receivable or Receivable as contemplated by Section 3.04, (iii) enforce all obligations of the Seller, the Servicer, CARI or the Issuing Entity under this Agreement and under the Further Transfer and Servicing Agreements or (iv) commence or participate in a legal proceeding (including a bankruptcy case) relating to or involving a Receivable or a Liquidating Receivable. If the Servicer commences or participates in such a legal proceeding in its own name, the Servicer is hereby authorized and empowered by the Owner of the Receivables pursuant to this Section 3.01 to obtain possession of the related Financed Vehicle and immediately and without further action on the part of the Owner or the Servicer, the Owner of such Receivable shall thereupon automatically assign in trust such Receivable and the security interest in the related Financed Vehicle to the Servicer for the benefit of the Interested Parties immediately prior to such legal or liquidation proceeding for purposes of commencing or participating in any such proceeding as a party or claimant. Upon such automatic assignment, the Servicer will be, and will have all the rights and duties of, a secured party under the UCC and other applicable law with respect to such Receivable and the related Financed Vehicle. At the Servicer’s request from time to time, the Owner of a Receivable assigned under this Section 3.01 shall provide the Servicer with evidence of the assignment in trust for the benefit of the Interested Parties as may be reasonably necessary for the Servicer to take any of the actions set forth in the following sentence.

(d) The Servicer is hereby authorized and empowered by the Owner of a Receivable to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. Any Owner of Receivables shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the Further Transfer and Servicing Agreements. Except to the extent required by the preceding two sentences, the authority and rights granted to the Servicer in this Section 3.01 shall be nonexclusive and shall not be construed to be in derogation of the retention by the Owner of a Receivable of equivalent authority and rights.

SECTION 3.02 Collection of Receivable Payments. [The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection practices, policies and procedures as it follows with respect to comparable motor vehicle related receivables that it services for itself or others in connection therewith. Except as provided in Section 3.07(a)(iii), the Servicer is hereby authorized to grant extensions, rebates or adjustments on a Receivable without the prior consent of the Owner of such Receivable. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing such Receivable.][ The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due and shall follow such collection practices, policies and procedures as it follows with respect to comparable motor vehicle related receivables that it services for itself or others in connection therewith (the “Established Collection Procedures”). Subject to the limitations provided in Section 3.07(a)(iii) (which limitations shall remain in effect at all times), the Servicer is hereby authorized to make any Permitted Modifications (as defined below) without the prior consent of the Owner of such Receivable. The Servicer is not authorized to, and shall not, make or grant any extensions, rebates, deferrals, alterations, amendments or adjustments on a Receivable (collectively, “Receivable Modifications”) unless such Receivable Modification is a Permitted Modification. “Permitted Modification” means any Receivable Modification made pursuant to the Established Collection Procedures with respect to which at least one of the following conditions has been or will be satisfied: (i) the Receivable Modifications, individually and collectively, considering all Receivable Modifications proposed to be made to such Receivable, are ministerial in nature (such as, by way of example, the change of payment dates due from an Obligor to a different day in the month, waiver of any prepayment charge or late payment charge, or waiver of other fees that may be collected in the ordinary course of servicing the Receivable); (ii) the Servicer, in response to a request made by an Obligor and pursuant to the Established Collection Procedures, provides for extensions or deferrals of payments with respect to such Receivable to the extent that the following conditions all apply: (a) such extensions or deferrals will not exceed 90 days in the aggregate during any 12-month period; (b) such extensions or deferrals will not exceed 180 days in the aggregate during the life of such Receivable; and (c) the Servicer believes that such extensions or deferrals are appropriate or necessary to preserve the value of such Receivable and to prevent the Receivable from going into default (or where such Receivable is already in default, to prevent the Receivable from becoming further impaired); (iii) the Servicer provides for extensions or deferrals of payment with respect to a Receivable which is in default and which the Servicer believes are appropriate or necessary to preserve the value of such Receivable and to prevent such Receivable from becoming further impaired; or (iv) the Servicer has delivered an opinion to the Issuing Entity to the effect that such Receivable Modifications will not cause the Issuing Entity to fail to qualify as a grantor trust for United States federal income tax purposes.]

SECTION 3.03 [Rebates on Full Prepayments on Scheduled Interest Receivables. If the amount of a full Prepayment by an Obligor under a Scheduled Interest Receivable, after adjustment for the Rebate, is less than the amount that would be payable under the actuarial method if a full Prepayment were made at the end of the billing month under such Scheduled Interest Receivable, either because the Rebate calculated under the terms of such Receivable is greater than the amount calculable under the actuarial method or because the Servicer’s customary servicing procedure is to credit a greater Rebate, the Servicer, as part of its servicing duties, shall remit such difference to the Owner of such Receivable.]

SECTION 3.04 Realization Upon Liquidating Receivables. The Servicer shall use reasonable efforts, consistent with its customary practices, policies and procedures, to repossess or otherwise comparably convert the ownership or gain control of any Financed Vehicle that it has reasonably determined should be repossessed or otherwise converted following a default under the Receivable secured by the Financed Vehicle. The Servicer is authorized to follow such customary practices, policies and procedures as it follows with respect to comparable motor vehicle related receivables that it services for itself or others, which customary practices, policies and procedures may include reasonable efforts to realize upon any recourse to Dealers, selling the related Financed Vehicle at public or private sale and the taking of other actions by the Servicer in order to realize upon such a Receivable. [The Servicer is hereby authorized to exercise its discretion consistent with its customary practices, policies and procedures and the terms of the Basic Documents, in servicing Liquidating Receivables so as to maximize the net collections of those Liquidating Receivables, including the discretion to choose to sell or not to sell any of the Liquidating Receivables itself on behalf of the Depositor or any other Owner. The Servicer shall not be liable for any such exercise of its discretion made in good faith and in accordance with such servicing procedures.] The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair or repossession shall increase the proceeds of liquidation of the related Receivable by an amount greater than the amount of such expenses. The Servicer shall be entitled to receive Liquidation Expenses with respect to each Liquidating Receivable at such time as the Receivable becomes a Liquidating Receivable (or as may otherwise be provided in the Further Transfer and Servicing Agreements).

SECTION 3.05 Maintenance of Insurance Policies. The Servicer shall, in accordance with its customary practices, policies and procedures, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the execution of the related Receivable. The Servicer shall, in accordance with its customary practices, policies and procedures, track such physical damage insurance with respect to each Receivable.

SECTION 3.06 Maintenance of Security Interests in Vehicles. The Servicer shall, in accordance with its customary practices, policies and procedures and at its own expense, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the related Financed Vehicle. The Owner of each Receivable hereby authorizes the Servicer to re-perfect such security interest on behalf of such Owner, as necessary because of the relocation of a Financed Vehicle, or for any other reason.

SECTION 3.07 Covenants, Representations and Warranties of the Servicer. As of the [Initial Closing Date with respect to the Initial Receivables and as of each Subsequent Closing Date with respect to the Additional Receivables purchased on each such Subsequent] Closing Date, the Servicer hereby makes the following representations, warranties and covenants on which CARI relies in accepting the Receivables hereunder and pursuant to the related First Step Receivables Assignment, and on which the Issuing Entity shall rely in accepting such Receivables and executing and delivering the Securities under the Further Transfer and Servicing Agreements.

(a) The Servicer covenants that from and after the closing hereunder:

(i) Liens in Force. Except as contemplated in this Agreement or the Further Transfer and Servicing Agreements, the Servicer shall not release in whole or in part any Financed Vehicle from the security interest securing the related Receivable;

(ii) No Impairment. The Servicer shall do nothing to impair the rights or security interest of CARI or any Interested Party in and to the Purchased Property; and

(iii) No Modifications. [Notwithstanding anything to the contrary in this Agreement or otherwise,] The Servicer shall not amend or otherwise modify any Receivable such that the Amount Financed, the Annual Percentage Rate, [the total number of Scheduled Payments (in the case of a Scheduled Interest Receivable)] or the number of originally scheduled due dates [(in the case of a Simple Interest Receivable)] is altered or such that the last [Scheduled Payment (in the case of a Scheduled Interest Receivable) or the last] scheduled due date [(in the case of a Simple Interest Receivable)] occurs after the Final Scheduled Distribution Date.

(b) Upon the execution of this Agreement and the Further Transfer and Servicing Agreements, the Servicer represents and warrants to the Issuing Entity and CARI that as of the [Initial Closing Date with respect to the Initial Receivables and as of each Subsequent Closing Date with respect to the Additional Receivables purchased on each such Subsequent] Closing Date:

(i) Organization and Good Standing. The Servicer has been duly formed and is validly existing and in good standing under the laws of its State of incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(ii) Due Qualification. The Servicer is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Receivables) requires or shall require such qualification;

(iii) Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and the Further Transfer and Servicing Agreements and to carry out the terms of such agreements; the Servicer has the power, authority and legal right to service the Receivables as provided herein and in the Further Transfer and Servicing Agreements and the Servicer’s execution, delivery and performance of this Agreement and the Further Transfer and Servicing Agreements have been duly authorized by the Servicer by all necessary corporate action;

(iv) Binding Obligation. The Further Transfer and Servicing Agreements and this Agreement, when duly executed and delivered, shall constitute the legal, valid and binding obligations of the Servicer enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v) No Violation. The consummation by the Servicer of the transactions contemplated by this Agreement and the Further Transfer and Servicing Agreements, and the fulfillment by the Servicer of the terms hereof and thereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the Further Transfer and Servicing Agreements, or violate any law or, to the best of the Servicer’s knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties; and

(vi) No Proceedings. To the Servicer’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Servicer or its properties (A) asserting the invalidity of this Agreement and the Further Transfer and Servicing Agreements or any Securities issued thereunder, (B) seeking to prevent the issuance of such Securities or the consummation of any of the transactions contemplated by the Further Transfer and Servicing Agreements, or (C) seeking any determination or ruling that might materially and adversely affect this Agreement, the performance by the Servicer of its obligations under, or the validity or enforceability of, the Further Transfer and Servicing Agreements.

SECTION 3.08 Purchase of Receivables Upon Breach of Covenant. Upon discovery by any of the Seller, the Servicer, CARI or any party under the Further Transfer and Servicing Agreements of a breach of any of the covenants set forth in Sections 3.06 and 3.07(a), the party discovering such breach shall give prompt written notice thereof to the others. As of the last day of the second Monthly Period following its discovering or receiving notice of such breach (or, at the Servicer’s election, the last day of the first Monthly Period following such discovery or notice), the Servicer shall, unless it shall have cured such breach in all material respects, purchase from the Owner thereof any Receivable materially and adversely affected by such breach as determined by such Owner and, on the related Distribution Date, the Servicer shall pay the Administrative Purchase Payment[, and shall be entitled to receive the Released Administrative Amount, if any]. It is understood and agreed that the obligation of the Servicer to purchase any Receivable with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Servicer for such breach available to CARI or any Interested Party.

SECTION 3.09 [Basic] [Total] Servicing Fee; Payment of Certain Expenses by Servicer. The Servicer is entitled to receive the Basic Servicing Fee [and Additional Servicing Fees ]out of collections in respect of the Receivables and other available funds, as and to the extent set forth herein and in the Further Transfer and Servicing Agreements. The Servicer shall also be entitled to Investment Earnings as, and to the extent, set forth in the Further Transfer and Servicing Agreements. Subject to any limitations on the Servicer’s liability under the Further Transfer and Servicing Agreements, the Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and under the Further Transfer and Servicing Agreements (including fees and disbursements of the Issuing Entity, any trustees and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with distributions and reports to holders of Securities and all other fees and expenses not expressly stated under this Agreement or the Further Transfer and Servicing Agreements to be for the account of the holders of Securities).

SECTION 3.10 Servicer’s Accounting. On each Determination Date under a Further Transfer and Servicing Agreement, the Servicer shall deliver to each of the trustees and other applicable parties under the Further Transfer and Servicing Agreements and to CARI and the Rating Agencies a Servicer’s Accounting with respect to the immediately preceding Monthly Period executed by any Authorized Officer of the Servicer containing all information necessary to each such party for making any distributions required by the Further Transfer and Servicing Agreements, and all information necessary to each such party for sending any statements required under the Further Transfer and Servicing Agreements. Receivables to be purchased by the Servicer under Sections 3.08 or 5.04(a) or to be repurchased by CARI, the Seller or the Servicer under the Further Transfer and Servicing Agreements as of the last day of any Monthly Period shall be identified by Receivable number (as set forth in the Schedule of Receivables). With respect to any Receivables for which CARI is the Owner, the Servicer shall deliver to CARI such accountings relating to such Receivables and the actions of the Servicer with respect thereto as CARI may reasonably request.

SECTION 3.11 Application of Collections. For the purposes of this Agreement and the Further Transfer and Servicing Agreements, no later than each Distribution Date all collections for the related Monthly Period shall be applied by the Servicer as follows:

(a) [With respect to each Scheduled Interest Receivable (including an Administrative Receivable or a Warranty Receivable), payments by or on behalf of the Obligor which are not Supplemental Servicing Fees shall be applied first to reduce outstanding advances of shortfalls in collections, if any, made pursuant to the Further Transfer and Servicing Agreements with respect to such Receivable. Next, the amount of any such payments in excess of Supplemental Servicing Fees and any such advances with respect to such Receivable shall be applied to the Scheduled Payment with respect to such Receivable. Any amount of such payments remaining after the applications described in the preceding two sentences constitutes an Excess Payment with respect to such Receivable, and such Excess Payment (to the extent it does not constitute a Payment Ahead) shall be applied to prepay such Receivable. If the amounts applied under the first two sentences of this Section 3.11(a) shall be less than the Scheduled Payment, whether as a result of any extension granted to the Obligor or otherwise, then the Deferred Prepayment, if any, with respect to such Receivable shall be applied by the Servicer to the extent of the shortfall, and such Deferred Prepayment shall be reduced accordingly.]

(b) With respect to all Simple Interest Receivables (other than Administrative Receivables and Warranty Receivables), payments by or on behalf of the Obligors that are not Supplemental Servicing Fees shall be applied to principal and interest on all such Simple Interest Receivables.

(c) With respect to a Simple Interest Receivable that is also an Administrative Receivable or Warranty Receivable, payments by or on behalf of the Obligor shall be applied in the same manner[, except that any Released Administrative Amount or Released Warranty Amount shall be remitted to the Servicer or CARI, as applicable. In the case of a Scheduled Interest Receivable, a Warranty Payment shall be applied to reduce any advances described] as set forth in Section 3.11(a). A Warranty Payment or an Administrative Purchase [Payment, as applicable, shall be applied to the Scheduled Payment, in each case to the extent that the payments by or on behalf of the Obligor shall be insufficient, and then to prepay such Receivable in full. In the case of a Simple Interest Receivable, a Warranty Payment or an Administrative] Payment, as applicable, shall be applied to principal and interest on such Receivable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties as to the Receivables. The Seller makes the following representations and warranties as to each Receivable, on which CARI relies in accepting the Receivables. Such representations and warranties speak as of the [Initial Closing Date with respect to the Initial Receivables, and as of each Subsequent Closing Date with respect to the Additional Receivables purchased on each such Subsequent] Closing Date, and shall survive the sale, transfer and assignment of the Receivables to CARI and the subsequent assignment and transfer pursuant to the Further Transfer and Servicing Agreements:

(a) Characteristics of Receivables.

(i) General. Each Receivable:

(1) is secured by a Financed Vehicle, was originated in the United States by the Seller or one of its subsidiaries or a Dealer for the retail sale of a Financed Vehicle in the ordinary course of business, was fully and properly executed by the parties thereto, if not originated by the Seller, was purchased by the Seller from one of its subsidiaries or from such Dealer under an existing Dealer Agreement, and was validly assigned by such subsidiary or such Dealer to the Seller in accordance with its terms,

(2) has created or shall create a valid, binding and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to CARI,

(3) contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security,

(4) is [a Scheduled Interest Receivable or ]a Simple Interest Receivable,

(5) provides for level monthly payments which may vary from one another by no more than $[5], which shall amortize the Amount Financed by maturity and shall yield interest at the Annual Percentage Rate,

(6) has an original term of not less than [    ] monthly payments and not greater than [    ] monthly payments and a remaining term of not less than [    ] monthly payments, and

(7) with respect to which at least one monthly payment has been made.

(ii) [Initial] Receivables. In addition to the characteristics set forth in Section 4.01(a)(i) above, each [Initial] Receivable (1) has a first scheduled payment due date on or after [                    ], (2) was originated on or after [            ], 20[    ], (3) as of the [Initial] Cutoff Date, was not considered past due (that is, no payments due on that [Initial] Receivable in excess of $25 were more than thirty (30) days delinquent), and was not a Liquidating Receivable, and (4) has an Annual Percentage Rate not greater than [    ]%.

[In addition, with respect to the Initial Receivables, Scheduled Interest Receivables represent (based on Principal Balances) [    ]% of the Aggregate Amount Financed, with the balance of the Initial Receivables being Simple Interest Receivables.]

(iii) [Additional Receivables. In addition to the characteristics set forth in Section 4.01(a)(i) above, each Additional Receivable as of the related Subsequent Cutoff Date, was not considered past due, that is, the payments due on that Additional Receivable in excess of $25 were not more than thirty (30) days delinquent, and such Additional Receivable was not a Liquidating Receivable.]

(iv) [Cumulative Receivables. Following the addition of all Additional Receivables on each Subsequent Cutoff Date, the sum of the Amount Financed of each Cumulative Receivable as of such date that had an original term in excess of 60 months, measured as of its date of origination, is not greater than [    ] of the Aggregate Amount Financed of the Cumulative Receivables as of such date.]

(b) Schedule of Receivables. The information set forth in the Schedule of [Initial] Receivables is[, and each Schedule of Additional Receivables will be,] true and correct in all material respects relating to such Receivable.

(c) Compliance With Law. All requirements of applicable federal, State and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws, in respect of each such Receivable and other Purchased Property, have been complied with in all material respects, and each such Receivable and the sale of the Financed Vehicle evidenced thereby complied at the time it was originated or made and now complies in all material respects with all legal requirements of the jurisdiction in which it was originated or made.

(d) Binding Obligation. Each such Receivable represents the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable in all material respects by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the First Step Receivables Assignment[s], each Receivable was secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party or all necessary and appropriate action had been commenced that would result in the valid perfection of a first priority security interest in the Financed Vehicle in favor of the Seller as secured party.

(f) Receivables In Force. Each such Receivable has not been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part.

(g) No Waiver. Since the [Initial] Cutoff Date [or any Subsequent Cutoff Date, as applicable,] no provision of any such Receivable has been waived, altered or modified in any respect, except to the extent set forth in the related Receivable File; provided that no such modification has increased the [total number of the Obligor’s Scheduled Payments (in the case of a Scheduled Interest Receivable) or the] number of originally scheduled due dates [(in the case of a Simple Interest Receivable)] or the Amount Financed of the related Receivable.

(h) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened as indicated in the Receivable File with respect to any such Receivable.

(i) Insurance. The Obligor under each such Receivable is required to maintain a physical damage insurance policy of the type that the Seller requires in accordance with its customary underwriting standards for the purchase of motor vehicle related receivables.

(j) Good Title. Each such Receivable has not been sold, transferred, assigned or pledged by the Seller to any Person other than CARI; immediately prior to the conveyance of each such Receivable pursuant to this Agreement and the First Step Receivables Assignment[s], the Seller had good and marketable title thereto, free of any Lien; and, upon execution and delivery of this Agreement by the Seller, CARI shall have all of the right, title and interest of the Seller in and to each such Receivable, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(k) One Original. There is only one original executed copy of each such Receivable.

(l) No Documents or Instruments. No such Receivable, or constituent part thereof, constitutes a “negotiable instrument” or “negotiable document of title” (as such terms are used in the UCC).

SECTION 4.02 Representations and Warranties as to the Pool of Receivables. The Seller makes the following representations and warranties as to the pool of Receivables, on which CARI relies in accepting the Receivables. Such representations and warranties speak as of the [Initial Closing Date with respect to the Initial Receivables, and as of each Subsequent Closing Date with respect to the Additional Receivables purchased on each such Subsequent] Closing Date, and shall survive the sale, transfer and assignment of the

Receivables to CARI. and the subsequent assignment and transfer pursuant to the Further Transfer and Servicing Agreements:

(a) Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the Purchased Property, which are attached to this Agreement as Appendix B, are true and correct to the extent that they are applicable.

(b) No Adverse Selection. No selection procedures believed to be adverse to CARI or to the holders of the Securities issued under the Further Transfer and Servicing Agreements were utilized in selecting the Receivables from those receivables of the Seller that meet the selection criteria set forth in this Agreement.

(c) No Liens. To the best of the Seller’s knowledge: (1) there are no liens or claims that have been filed for work, labor or materials affecting any Financed Vehicle securing any Receivable that are or may be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by such Receivable; (2) no contribution failure has occurred with respect to any Benefit Plan which is sufficient to give rise to a lien under Section 303 (k) of ERISA with respect to any Receivable; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any Receivable.

(d) Lawful Assignment. Each such Receivable was not originated in, or is not subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of each such Receivable under this Agreement, the Trust Sale and Servicing Agreement or the Indenture, as applicable.

(e) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give CARI a first priority perfected ownership interest in each such Receivable shall have been made.

SECTION 4.03 Additional Representations and Warranties of the Seller. The Seller hereby represents and warrants to CARI and the Servicer as of the [Initial Closing Date with respect to the Initial Receivables and as of each Subsequent Closing Date with respect to the Additional Receivables purchased on each such Subsequent] Closing Date that:

(a) Organization and Good Standing. The Seller has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the [related] First Step Receivables Assignment and to carry out its terms; the Seller has full power and authority to sell and assign the property to be sold and assigned to CARI, and has duly authorized such sale and assignment to CARI by all necessary corporate action; and the execution, delivery and performance of this Agreement and the [related] First Step Receivables Assignment have been duly authorized by the Seller by all necessary corporate action;

(d) Valid Sale; Binding Obligation. This Agreement and the First Step [Initial] Receivables Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the [Initial Receivables, and each First Step Additional Receivables Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the respective Additional] Receivables, in each case, enforceable against creditors of and purchasers from the Seller; and this Agreement together with the [related] First Step Receivables Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the [related] First Step Receivables Assignment and the fulfillment of the terms of this Agreement and the [related] First Step Receivables Assignment shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the First Step Receivables Assignments or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties; [and]

(f) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement or the [related] First Step Receivables Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the [related] First Step Receivables Assignment, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment[; and]

(g) [No Insolvency. With respect to the Additional Receivables as of the related Subsequent Closing Date, (i) the Seller was not and will not become insolvent as a result of the transfer of such Additional Receivables, (ii) the Seller did not intend to or believe that it would incur debts that would be beyond its ability to pay as such debts matured, (iii) the Seller did not transfer such Additional Receivables with the actual intent to hinder, delay or defraud any Person and (iv) the assets of the Seller did not constitute unreasonably small capital to carry out its business as conducted].

SECTION 4.04 Representations and Warranties of CARI. CARI hereby represents and warrants to the Seller and the Servicer as of the [Initial Closing Date and each Subsequent] Closing Date:

(a) Organization and Good Standing. CARI has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. CARI is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. CARI has the power and authority to execute and deliver this Agreement and the First Step Receivables Assignment[s] and to carry out its terms; CARI had at all relevant times, and now has, power, authority and legal right to acquire and own the Receivables and the execution, delivery and performance of this Agreement and the First Step Receivables Assignment[s] have been duly authorized by CARI by all necessary limited liability company action;

(d) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Receivables Assignment[s] and the fulfillment of the terms of this Agreement and the First Step Receivables Assignment[s] shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of CARI, or any indenture, agreement, mortgage, deed of trust or other instrument to which CARI is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than any Further Transfer and Servicing Agreement or violate any law or, to the best of CARI’s knowledge, any order, rule or regulation applicable to CARI of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CARI or any of its properties; and

(e) No Proceedings. To CARI’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over CARI or its properties (i) asserting the invalidity of this Agreement and the First Step Receivables Assignment[s], or (ii) seeking any determination or ruling that might materially and adversely affect the performance by CARI of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment[s].

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conflicts With Further Transfer and Servicing Agreements. To the extent that any provision of Sections 5.02 through 5.04 of this Agreement conflicts with any provision of the Further Transfer and Servicing Agreements, the Further Transfer and Servicing Agreements shall govern.

SECTION 5.02 Protection of Title.

(a) Filings. The Seller shall authorize or prepare, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized and prepared, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of CARI under this Agreement and the First Step Receivables Assignment[s] in the Receivables and the other Purchased Property and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to CARI file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing, and the Seller hereby authorizes CARI and its assigns to file all such financing statements without its signature.

(b) Name Change. The Seller shall not change its State of organization or its name, identity or entity structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller, CARI or CARI’s assigns in accordance with Section 5.02(a) seriously misleading within the meaning of the UCC, unless it shall give CARI written notice thereof within ten (10) days of such change.

(c) Executive Office; Maintenance of Offices. The Seller shall give CARI written notice within ten (10) days of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain each office from which it originates Receivables and its principal executive office within the United States of America.

(d) New Debtor. In the event that the Seller shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Seller hereunder, the Seller shall comply fully with the obligations of Section 5.02(a).

SECTION 5.03 Other Liens or Interests. Except for the conveyances hereunder and under the First Step Receivables Assignment[s] and as contemplated by the Further Transfer and Servicing Agreements, the Seller shall not sell, pledge, assign or transfer the Receivables or other Purchased Property to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title and interest of CARI in, to and under such Receivables or other Purchased Property against all claims of third parties claiming through or under the Seller.

SECTION 5.04 Repurchase of Receivables.

(a) Repurchase Events. By its execution of the Further Transfer and Servicing Agreements to which it is a party, the Seller shall acknowledge the assignment by CARI of such of its right, title and interest in, to and under this Agreement and the First Step

Receivables Assignment[s] to the Issuing Entity as shall be provided in the Further Transfer and Servicing Agreements. The Seller hereby covenants and agrees with CARI for the benefit of CARI and the Interested Parties that in the event of a breach of any of the Seller’s representations and warranties contained in Sections 4.01 or 4.02 hereof with respect to any Receivable (a “Repurchase Event”), the Seller shall, if required by the Further Transfer and Servicing Agreements, repurchase such Receivable from the Issuing Entity (if the Issuing Entity is then the Owner of such Receivable) on the date and for the amount specified in the Further Transfer and Servicing Agreements, without further notice from CARI hereunder. Upon the occurrence of a Repurchase Event with respect to a Receivable for which CARI is the Owner, the Seller agrees to repurchase such Receivable from CARI for an amount and upon the same terms as the Seller would be obligated to repurchase such Receivable from the Issuing Entity if the Issuing Entity was then the Owner thereof, and upon payment of such amount, the Seller shall have such rights with respect to such Receivable as if the Seller had purchased such Receivable from the Issuing Entity as the Owner thereof. It is understood and agreed that the obligation of the Seller to repurchase any Receivable as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Seller for such breach available to CARI or any Interested Party.

(b) Repurchase Dispute Resolution. The Seller hereby agrees to cooperate with the Interested Parties in any ADR Proceeding commenced pursuant to the provisions set forth in the Further Transfer and Servicing Agreements. CARI hereby agrees to provide the Seller with the opportunity to exercise any rights of CARI pursuant to the Further Transfer and Servicing Agreements with respect to an ADR Proceeding to the extent a dispute relates to the representations and warranties of the Seller contained in Section 4.01 or Section 4.02.

SECTION 5.05 Indemnification. The Seller shall indemnify CARI for any liability as a result of the failure of a Receivable to be originated in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that the Seller may otherwise have.

SECTION 5.06 Further Assignments. The Seller acknowledges that CARI may, pursuant to the Further Transfer and Servicing Agreements, sell the Receivables to the Issuing Entity and assign its rights hereunder and under the First Step Receivables Assignment[s] to the Issuing Entity, subject to the terms and conditions of the Further Transfer and Servicing Agreements, and that the Issuing Entity may in turn further pledge, assign or transfer its rights in the Receivables and this Agreement and the First Step Receivables Assignment[s]. The Seller further acknowledges that CARI may assign its rights under the Custodian Agreement to the Issuing Entity.

SECTION 5.07 Pre-Closing Collections. Within two (2) Business Days after the [Initial] Closing Date [and each Subsequent Closing Date,] the Seller shall transfer to the account or accounts designated by CARI (or by the Issuing Entity under the Further Transfer and Servicing Agreements) all collections on the Receivables held by the Seller on the [Initial] Closing Date [or Subsequent Closing Date, as applicable], and conveyed to CARI pursuant to Section 2.01; provided that so long as the Monthly Remittance Conditions are satisfied, such collections need not be transferred until the first Distribution Date.

SECTION 5.08 Asset Representations Review.

(a) The Seller shall (i) at all times while any Public Notes remain Outstanding, ensure that an Asset Representations Reviewer is appointed, (ii) cooperate with the Asset Representations Reviewer in creating procedures for a review of the representations and warranties set forth in Section 4.01, (iii) provide the Asset Representations Reviewer with the Asset Representations Review Notice and (iv) provide the Asset Representations Reviewer with reasonable access to the Seller’s offices and information databases upon the initiation of an Asset Representations Review as set forth in Section 5.17(e) of the Indenture.

(b) Upon receipt of a final report from the Asset Representations Reviewer, the Seller shall review the findings of the Asset Representations Reviewer and determine whether a breach of a representation or warranty set forth in Section 4.01 has occurred with respect to any Receivable tested by the Asset Representations Reviewer and whether a repurchase of such Receivable is required pursuant to Section 5.04(a). Upon the written request of a Noteholder or Note Owner, the Seller shall forward the final report from the Asset Representations Reviewer to such Noteholder or Note Owner.

ARTICLE VI

CONDITIONS

SECTION 6.01 Conditions to Obligation of CARI. The obligation of CARI to purchase the Receivables hereunder and pursuant to the First Step Receivables Assignment[s] is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of each of the Seller and the Servicer hereunder, shall be true and correct at the time of the [Initial] Closing Date [and each Subsequent Closing Date with the same effect as if then made], and each of the Seller and the Servicer shall have performed all obligations to be performed by it hereunder on or prior to the [Initial] Closing Date [and each Subsequent Closing Date].

(b) No Repurchase Event. No Repurchase Event shall have occurred on or prior to the [Initial] Closing Date [and each Subsequent Closing Date].

(c) Computer Files Marked. The Seller shall have or shall have caused to have, at its own expense, on or prior to the [Initial] Closing Date [and each Subsequent Closing Date], indicated in its computer files created in connection with the Receivables that the Receivables have been sold to CARI pursuant to this Agreement and the First Step Receivables Assignment[s] and deliver to CARI the Schedule of [Initial] Receivables [or Schedule of Additional Receivables, as applicable], certified by an officer of the Seller to be true, correct and complete.

(d) Documents to be Delivered By the Seller.

(i) The Assignments. On the [Initial] Closing Date, [the Seller shall execute and deliver the First Step Initial Receivables Assignment and on each Subsequent Closing Date,] the Seller shall execute and deliver the First Step [Additional] Receivables Assignment.

(ii) Evidence of UCC Filing. On or prior to the [Initial] Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, authorized by and naming the Seller as seller or debtor, naming CARI as purchaser or secured party, naming the Receivables and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Receivables to CARI. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to CARI of such filing, to CARI on or prior to the [Initial] Closing Date.

(iii) Other Documents. On the [Initial] Closing Date [and on each Subsequent Closing Date] the Seller shall provide such other documents as CARI may reasonably request.

(e) Other Transactions. The transactions contemplated by the Further Transfer and Servicing Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

(f) [Conditions to the Purchase of Additional Receivables. In addition to the conditions set forth in this Section 6.01, the obligation of CARI to purchase Additional Receivables hereunder and pursuant to the related First Step Additional Receivables Assignment is subject to the satisfaction of the following conditions:]

(i) [No Adverse Selection Procedures. No selection procedures believed by the Seller to be adverse to the interests of CARI, the Issuing Entity, the Noteholders or the Certificateholders shall have been utilized in selecting the Additional Receivables.]

(ii) [No Material Tax Consequences. The addition of the Additional Receivables will not result in a material adverse tax consequence to CARI, the Issuing Entity, the Noteholders or the Certificateholders.]

(iii) [Conditions Satisfied. All the conditions to the transfer of the Additional Receivables from CARI to the Issuing Entity specified in Section 2.07 of the Trust Sale and Servicing Agreement shall have been satisfied.]

(g) Asset Representations Reviewer. The Asset Representations Reviewer shall have been appointed and shall have entered into the Asset Representations Review Agreement.

SECTION 6.02 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to CARI hereunder or pursuant to the [related] First Step Receivables Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of CARI hereunder shall be true and correct as of the [Initial] Closing Date with respect to the [Initial] Receivables [and as of the Subsequent Closing Date with respect to the Additional Receivables with the same effect as if then made], and CARI shall have performed all obligations to be performed by it hereunder or pursuant to the First Step Receivables Assignment[s] on or prior to the closing hereunder.

(b) Receivables Purchase Price. On the [Initial] Closing Date, CARI shall pay to the Seller that portion of the Initial Aggregate Receivables Principal Balance [and on each Subsequent Closing Date, CARI shall pay the Seller that portion of the Aggregate Additional Receivables Principal Balance, in each case,] as provided in Section 2.02.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.01 Amendment. This Agreement may be amended from time to time (subject to any expressly applicable amendment provision of the Further Transfer and Servicing Agreements) by a written amendment duly executed and delivered by the Seller, the Servicer and CARI.

SECTION 7.02 Survival. The representations and warranties of the Seller and the Servicer set forth in Articles IV and V of this Agreement and of Servicer set forth in Section 3.07 of this Agreement shall remain in full force and effect and shall survive the [Initial Closing Date and each Subsequent] Closing Date under Section 2.03 hereof and the closing under the Further Transfer and Servicing Agreements.

SECTION 7.03 Notices. All demands, notices and communications upon or to the Seller, the Servicer or CARI under this Agreement shall be delivered as specified in Part III of Appendix A to this Agreement.

SECTION 7.04 Governing Law. THIS AGREEMENT AND THE FIRST STEP RECEIVABLES ASSIGNMENT[S] SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 7.05 Waivers. No failure or delay on the part of CARI in exercising any power, right or remedy under this Agreement or the First Step Receivables Assignment[s] shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 7.06 Costs and Expenses. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of CARI, including fees and expenses of counsel, in connection with the perfection as against third parties of CARI’s right, title and interest in, to and under the Receivables and the enforcement of any obligation of the Seller hereunder.

SECTION 7.07 Confidential Information. CARI agrees that it shall neither use nor disclose to any person the names and addresses of the Obligors, except in connection with the enforcement of CARI’s rights hereunder, under the Receivables, under the Further Transfer and Servicing Agreements or as required by law.

SECTION 7.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 7.09 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 7.10 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the final distribution with respect to the Notes to the Note Distribution Account or, with respect to the Certificates, to the Certificateholder or the Certificate Distribution Account, acquiesce, petition or otherwise invoke or cause CARI or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against CARI or the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of CARI or the Issuing Entity or any substantial part of the property of either of them, or ordering the winding up or liquidation of the affairs of CARI or the Issuing Entity under any federal or State bankruptcy or insolvency proceeding.

SECTION 7.11 Limitations on Rights of Others. The provisions of this Agreement and the First Step Receivables Assignment[s] are solely for the benefit of the Seller, the Servicer and CARI and, to the extent expressly provided herein, the Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 7.12 Merger and Consolidation of the Seller, the Servicer or CARI. Any corporation, limited liability company or other entity (i) into which any of the Seller, the Servicer or CARI may be merged or consolidated, (ii) resulting from any merger or consolidation to which any of the Seller, the Servicer or CARI shall be a party, (iii) succeeding to the business of any of the Seller, the Servicer or CARI or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller, the Servicer or CARI (as applicable) under this Agreement and the other Basic Documents, shall be the successor to the Seller, the Servicer or CARI (as applicable) under this Agreement and the other Basic Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

SECTION 7.13 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Seller, the Servicer or CARI without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Seller, the Servicer or CARI (as applicable), or 25% or more of the voting interests of which is owned, directly or indirectly, by General Motors or by Ally Financial, provided that the assignee of CARI executes an agreement of assumption, as provided in Section 3.03(a) or 6.02 of the Trust Sale and Servicing Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLY FINANCIAL INC.

By:
Name:
Title:

CAPITAL AUTO RECEIVABLES LLC

By:
Name:
Title:

Pooling and Servicing Agreement (CARAT 20    -    )

EXHIBIT A

FORM OF

FIRST STEP [INITIAL] RECEIVABLES ASSIGNMENT

PURSUANT TO POOLING AND SERVICING AGREEMENT

For value received, in accordance with the Pooling and Servicing Agreement, dated as of [            ], 20[    ] (the “Pooling and Servicing Agreement”), between Ally Financial Inc., a Delaware corporation (the “Seller” and the “Servicer”), and Capital Auto Receivables LLC, a Delaware limited liability company (“CARI”), the Seller does hereby sell, assign, transfer and otherwise convey unto CARI, without recourse, as of [            ], 20[    ], (i) all right, title and interest of the Seller in, to and under the [Initial] Receivables listed on the Schedule of [Initial] Receivables attached as Schedule A hereto and all monies received thereon on and after the [Initial] Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle; (ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the [Initial] Receivables and, to the extent permitted by law, any accessions thereto; (iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors; (iv) the interest of the Seller in any proceeds from recourse against Dealers on the [Initial] Receivables; and (v) all right, title and interest of the Seller in, to and under the First Step [Initial] Receivables Assignment[s]; [and] (vi) [the right to purchase Additional Receivables during the Revolving Period at a price equal to the Aggregate Additional Receivables Principal Balance on each applicable Distribution Date; and (vii)] all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i), (ii), (iii), (iv) and (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

It is the intention of the Seller and CARI that the sale, transfer, assignment and other conveyances of the [Initial] Receivables contemplated by the Pooling and Servicing Agreement and this First Step [Initial] Receivables Assignment shall constitute a sale of the [Initial] Receivables from the Seller to CARI and the beneficial interest in and title to the [Initial] Receivables shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.

The foregoing sale, transfer, assignment and other conveyances of the [Initial] Receivables contemplated by the Pooling and Servicing Agreement and this First Step [Initial] Receivables Assignment do not constitute and are not intended to result in the creation of or an assumption by CARI of any obligation of the undersigned to the Obligors, Dealers, insurers or any other Person in connection with the [Initial] Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

1

This First Step [Initial] Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling and Servicing Agreement and is to be governed by the Pooling and Servicing Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Pooling and Servicing Agreement.

*    *    *    *    *

2

IN WITNESS WHEREOF, the undersigned has caused this First Step [Initial] Receivables Assignment to be duly executed as of the day and year first above written.

ALLY FINANCIAL INC.

By:
Name:
Title:

SCHEDULE A

SCHEDULE OF RECEIVABLES

The Schedule of Receivables is on file at the offices of:

1.	The Indenture Trustee

2.	The Owner Trustee

3.	The Servicer

4.	The Seller

5.	Capital Auto Receivables LLC

Sch. A

[EXHIBIT B

FORM OF

FIRST STEP ADDITIONAL RECEIVABLES ASSIGNMENT

PURSUANT TO POOLING AND SERVICING AGREEMENT

For value received, in accordance with the Pooling and Servicing Agreement, dated as of [            ], 20[    ] (the “Pooling and Servicing Agreement”), between Ally Financial Inc., a Delaware corporation (the “Seller” and the “Servicer”), and Capital Auto Receivables LLC, a Delaware limited liability company (“CARI”), the Seller does hereby sell, assign, transfer and otherwise convey unto CARI, without recourse, as of [            ], 20[    ], (i) all right, title and interest of the Seller in, to and under the Additional Receivables listed on the Schedule of Additional Receivables attached as Schedule A hereto and all monies received thereon on and after the related Subsequent Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller covering any related Financed Vehicle; (ii) the interest of the Seller or the Servicer in the security interests in the Financed Vehicles granted by Obligors pursuant to the Additional Receivables and, to the extent permitted by law, any accessions thereto; (iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors; (iv) the interest of the Seller in any proceeds from recourse against Dealers on the Additional Receivables; (v) all right, title and interest of the Seller in, to and under the First Step Additional Receivables Assignment; and (vi) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i), (ii), (iii), (iv), and (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangible, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

It is the intention of the Seller and CARI that the sale, transfer, assignment and other conveyances of the Additional Receivables contemplated by the Pooling and Servicing Agreement and this First Step Additional Receivables Assignment shall constitute a sale of the Additional Receivables from the Seller to CARI and the beneficial interest in and title to the Additional Receivables shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.

The foregoing sale, transfer, assignment and other conveyances of the Additional Receivables contemplated by the Pooling and Servicing Agreement and this First Step Additional Receivables Assignment do not constitute and are not intended to result in the creation of or an assumption by CARI of any obligation of the undersigned to the Obligors, Dealers, insurers or any other Person in connection with the Additional Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

Ex. B-1

This First Step Additional Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling and Servicing Agreement and is to be governed by the Pooling and Servicing Agreement.

The Seller hereby represents that as of the Subsequent Cutoff Date the Aggregate Additional Receivables Principal Balance of the Additional Receivables conveyed hereby was $[        ].

The Seller and CARI hereby acknowledge that the Aggregate Additional Receivables Principal Balance for the Additional Receivables assigned hereunder is $[        ].

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned has caused this First Step Additional Receivables Assignment to be duly executed as of the day and year first above written.

ALLY FINANCIAL INC.

By:
Name:
Title:

Ex. B-2

APPENDIX A

Part I

For ease of reference, capitalized terms defined herein have been consolidated with and are contained in Part I of Appendix A to the Trust Sale and Servicing Agreement of even date herewith among Ally Financial Inc., CARI and Capital Auto Receivables Asset Trust [                    ], as amended and supplemented from time to time.

Part II

For ease of reference, the rules of construction have been consolidated with and are contained in Part II of Appendix A to the Trust Sale and Servicing Agreement of even date herewith among Ally Financial Inc., CARI and Capital Auto Receivables Asset Trust [                    ], as amended and supplemented from time to time.

Part III

For ease of reference, the notice addresses and procedures have been consolidated with and are contained in Appendix B to the Trust Sale and Servicing Agreement of even date herewith among Ally Financial Inc., CARI and Capital Auto Receivables Asset Trust [                    ], as amended and supplemented from time to time.

App. A

APPENDIX B

Additional Representations and Warranties

1.	While it is the intention of the Seller and CARI that the transfer and assignment contemplated by this Agreement and the First Step Receivables Assignment shall constitute sales of the Purchased Property from the Seller to CARI, this Agreement, the Trust Sale and Servicing Agreement and the Indenture create a valid and continuing security interest (as defined in the applicable UCC) in the Purchased Property in favor of CARI, the Trust and the Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller, CARI and the Issuing Entity, respectively.

2.	All steps necessary to perfect the Seller’s security interest against each Obligor in the property securing the Purchased Property have been taken.

3.	Prior to the sale of the Purchased Property to CARI under this Agreement, the Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC.

4.	The Seller owns and has good and marketable title to the Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5.	The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Purchased Property granted to CARI hereunder, the Issuing Entity under the Trust Sale and Servicing Agreement and the Indenture Trustee under the Indenture.

6.	Other than the security interest granted to CARI pursuant to the Basic Documents, the Issuing Entity under the Trust Sale and Servicing Agreement and the Indenture Trustee under the Indenture none of the Seller, CARI or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchased Property. None of the Seller, CARI or the Issuing Entity has authorized the filing of, nor is the Seller aware of, any financing statements against the Seller, CARI or the Issuing Entity that include a description of collateral covering the Purchased Property other than the financing statements relating to the security interests granted to CARI, the Issuing Entity and the Indenture Trustee under the Basic Documents or any financing statement that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller, CARI or the Issuing Entity.

7.	The Custodian has in its possession or with third party vendors all original copies of the Receivables Files and other documents that constitute or evidence the Receivables and the Purchased Property. The Receivables Files and other documents that constitute or evidence the Purchased Property do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than CARI.

App. B-1

All financing statements filed or to be filed against the Seller in favor of CARI in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of CARI.”

App. B-2